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Exhibit 99.1


    GERON CONTINUES AGGRESSIVE DEVELOPMENT OF EMBRYONIC STEM CELL TECHNOLOGY

MENLO PARK, CA -- NOVEMBER 1, 2001 -- Geron Corporation (Nasdaq: GERN) today reaffirmed its commitment to the company's ongoing development program for commercializing embryonic stem cell technology.

As Geron has previously described, the Wisconsin Alumni Research Foundation
(WARF) has brought a lawsuit against Geron seeking a declaratory judgment concerning Geron's rights and WARF's obligations under the 1999 license agreement between WARF and Geron. The license agreement covers the commercialization of six cell types made from human embryonic stem cells. Geron funded the research at the University of Wisconsin-Madison that led to the isolation of human embryonic stem cells.

WARF's lawsuit addresses Geron's option to obtain an exclusive license to cell types in addition to the six cell types already licensed to Geron and the scope of Geron's exclusive license to commercialize research products based on those six cell types. On October 3, 2001, Geron filed an answer and a motion for judgment on the pleadings in the lawsuit. WARF's response to Geron's motion was filed on October 30, 2001.

In the course of a recent discussion in which Geron made a proposal to settle the lawsuit, WARF indicated that it was dissatisfied with the development plans for the six cell types that Geron had submitted to WARF under the license agreement. WARF subsequently sent Geron a letter stating its concerns about these development plans and about Geron's progress in commercializing therapeutic products based on the WARF patents. WARF's letter requested that Geron revise the development plans to make them acceptable to WARF. In principle, WARF has the right to terminate Geron's license rights with respect to any cell type that Geron does not develop diligently.

Geron believes that its development of the technology has been more than diligent. In fact, Geron has spent more than $48 million since 1995 on embryonic stem cell research and development. Geron believes that its development plans are both reasonable and consistent with its obligations under the license agreement. Geron is committed to developing commercial products based on the WARF patents, as well as on Geron's own embryonic stem cell intellectual property, as rapidly and effectively as possible consistent with regulatory requirements and patient safety. Geron is committed to developing therapeutic products that are safe and effective, and that do not fail in clinical trials or before the FDA for lack of pre-clinical research. In that respect, Geron believes that its interests and WARF's interests are identical.

Geron continues to be committed to resolving its differences with WARF amicably and in a way that advances both the private interests of the parties, as well as the public interest. However, if WARF seeks to diminish the rights that WARF willingly granted Geron, after Geron funded the research, paid WARF for a license, and invested substantially in developing the technology thereby greatly enhancing its value, then Geron intends to resist vigorously.


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Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding product development and future applications of Geron's technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, dependence on collaborative partners, and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2001.

Contacts:
Investor and Media Relations                     Investor Inquiries
Geron Corporation                                Nancy Robinson
David Greenwood                                  Burns McClellan, Inc.
650-473-7765                                     415-352-6262

Additional information about Geron Corporation can be obtained at http://www.geron.com.




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